                                                                     EXHIBIT 4.1


                             SOUTHWEST AIRLINES CO.

                            2002 SWAPA NON-QUALIFIED
                                STOCK OPTION PLAN


         SOUTHWEST AIRLINES CO., a Texas corporation (the "Company"), hereby formulates and adopts the following 2002 SWAPA Non-Qualified Stock Option Plan.

         1. PURPOSE. This Plan is adopted pursuant to proposed Letter of Agreement No. 26, to the Collective Bargaining Agreement (the "Agreement") between the Company and the Southwest Airlines Pilots Association ("SWAPA") ratified on January 12, 1995.

         2. ADMINISTRATION. This Plan shall be administered by an Administrative Committee (the "Committee") consisting of not more than five (5) persons designated from time to time by the Chief Executive Officer of the Company, including as one of its members the President of SWAPA or his or her designee. Members of the Committee (except the President of SWAPA or his designee) may be removed or replaced at any time by the Chief Executive Officer of the Company. The Administrative Committee shall select one of its members as Chairman and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of its meetings, the transaction of its business and the administration of this Plan. A majority of the whole Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee; any decision or determination reduced to writing and signed by a majority of the members of the Administrative Committee shall be fully as effective as if made by a majority vote at a meeting duly called and held.

         3. GRANT OF OPTIONS; PERSONS ELIGIBLE. The Stock Option Committee of the Board of Directors of the Company, or such other committee as may be appointed by the Board, shall have the authority and responsibility, within the limitations of this Plan, to grant options from time to time to persons employed as Pilots (including Pilots in management positions retaining seniority numbers ("Management Pilots") by the Company pursuant to the Agreement and as set forth in the schedule attached as Exhibit A and made a part hereof. Options shall be granted at an exercise price equal to the fair market value of the Common Stock of the Company on the date of the grant of the option with initial grants on the date of ratification of Letter of Agreement No. 26. Only persons who are employed as Pilots of the Company, including Management



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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 1

Pilots on the date of the grant may be granted options under this Plan; under no circumstances shall officers of the Company be eligible to receive options hereunder.

         4. DEFINITIONS. An employee receiving any option under this Plan is hereinafter referred to as an "Optionee." Any reference herein to the employment of an Optionee with the Company shall include only employment with the Company. The fair market value of the Common Stock on any day shall be the mean between the highest and lowest quoted selling prices of the Common Stock on such day as reported by the primary national stock exchange on which such stock is listed. If no sale shall have been made on that day, or if the Common Stock is not listed on a national exchange at that time, fair market value will be determined by the Committee. If the date of grant is not a business day, the grant price will be calculated using the immediately preceding business day.

         5. STOCK SUBJECT TO OPTIONS. Subject to the provisions of paragraph 12, the number of shares of the Company's Common Stock subject at any one time to options, plus the number of such shares then outstanding pursuant to exercises of options, granted under this Plan, shall not exceed 32,000,000 shares. If, and to the extent the options granted under this Plan terminate or expire without having been exercised, new options may be granted with respect to the shares covered by such terminated or expired options; provided that the granting and terms of such new options shall in all respects comply with the provisions of this Plan.

         Shares sold or distributed upon the exercise of any option granted under this Plan may be shares of the Company's authorized and unissued Common Stock, shares of the Company's issued Common Stock held in the Company's treasury, or both.

         There shall be reserved at all times for sale or distribution under this Plan a number of shares of Common Stock (either authorized and unissued shares or shares held in the Company's treasury, or both) equal to the maximum number of shares which may be purchased or distributed upon the exercise of options granted under this Plan.

         Exercise of an Option in any manner shall result in a decrease in the number of shares of Common Stock which may thereafter be available, both for purposes of this Plan and for sale to any one individual, by the number of shares as to which the Option is exercised.

         6. EXPIRATION AND TERMINATION OF THE PLAN. This Plan will expire on December 31, 2006, except as to any options then outstanding under this Plan, which shall remain in effect until they have been exercised or expired.

         No modification, extension, renewal or other change in any option granted under this Plan shall be made after the grant of such option unless the same is consistent with the provisions of this Plan.


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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 2

         7.  EXERCISABILITY AND DURATION OF OPTIONS.

         (a) Exercisability. Options granted under this Plan shall become exercisable pursuant to the vesting schedule and requirements set forth in Exhibit A attached hereto.

         (b) Duration. The unexercised portion of any option granted under this Plan shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                  (1) the expiration of eight years from the date of grant;

                  (2) The expiration of three months from the date of termination of the Optionee's employment with the Company (unless such termination was as a result of the circumstances set forth in subparagraphs (3) or (4) below); provided that if the Optionee shall die during such 3-month period the provisions of subparagraph (3) below shall apply;

                  (3) The expiration of 12 months from the Optionee's death, if the Optionee's death occurs either during his employment with the Company, during the three-month period following the date of termination of such employment, or during the 24-month period following retirement as a result of FAA-imposed mandatory retirement age; or

                  (4) The expiration of 24 months following the retirement of the Optionee as a result of FAA-imposed mandatory retirement age; provided that if the Optionee shall die during such 24-month period, the provisions of subparagraph (3) above shall apply.

                  In the case of subparagraphs (2), (3) and (4) above, the Optionee shall have the right to exercise any Option prior to such expiration to the extent it was exercisable at the date of such termination of employment and shall not have been exercised.

         8.  EXERCISE OF OPTIONS.

         (a) Procedure. The option granted herein shall be exercised by the Optionee (or by the person who acquires such options by will or the laws of descent and distribution or otherwise by reason of the death of the Optionee) as to all or part of the shares covered by the option by giving notice of the exercise thereof (the "Notice") to the Company. From time to time the Committee may establish procedures relating to effecting such exercises. No fractional shares shall be issued as a result of exercising an Option.


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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 3

         (b) Payment. In the Notice, the Optionee shall elect whether he or she is to pay for his or her shares in cash or in Common Stock of the Company, or both. If payment is to be made in cash, the Optionee shall deliver to the Company funds in the amount of the exercise price on or before the exercise date. If payment is to be made in Common Stock, (a) it shall be valued at its fair market value on the date of such notice, as determined pursuant to Paragraph 4 hereof; (b) such Common Stock must have been owned by the Optionee for at least six months prior to the exercise date; and (c) the Notice shall be accompanied by documentation as proof of ownership for the number of shares of Common Stock to be used as payment.

         (c) Irrevocable Election. The giving of such notice to the Company shall constitute an irrevocable election to purchase the number of shares specified in the notice on the date specified in the notice.

         (d) Withholding Taxes. To the extent that the exercise of any Option granted pursuant to this Plan or the disposition of shares of Common Stock acquired by exercise of an Option results in compensation income to the Optionee for federal or state income tax purposes, the Optionee shall deliver to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if the Optionee fails to do so, the Company is authorized to
(a) withhold delivery of certificates upon exercise and (b) withhold from remuneration then or thereafter payable to Optionee any tax required to be withheld by reason of such resulting compensation income.

         (e) Delivery of Shares. The Company shall cause shares to be delivered to the Optionee (or the person exercising the Optionee's options in the event of death) as soon as practicable after the exercise date.

         9. NONTRANSFERABILITY OF OPTIONS. No option granted under this Plan or any right evidenced thereby shall be transferable by the Optionee other than by will or the laws of descent and distribution. During the lifetime of an Optionee, only the Optionee (or his or her guardian or legal representative) may exercise his or her options.

         In the event of the Optionee's death during his or her employment with the Company, during the three-month period following the date of termination of such employment, or during the 24-month period following FAA-mandated retirement, the Optionee's options shall thereafter be exercisable by his or her executor or administrator, or by the person who acquires such options by will or the laws of descent and distribution or otherwise by reason of the death of the Optionee.

         10. RIGHTS OF OPTIONEE. Neither the Optionee nor his or her executors, administrators, or legal representatives shall have any of the rights of a shareholder of the Company with respect to the shares subject to an option granted under this Plan until certificates for such shares shall have been issued upon the exercise of such option.



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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 4

         11. RIGHT TO TERMINATE EMPLOYMENT. Nothing in this Plan or in any option granted under this Plan shall confer upon any Optionee the right to continue in the employment of the Company or affect the right of the Company or any of its subsidiaries to terminate the Optionee's employment at any time; subject, however, to the provisions of the Agreement.

         12.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

         (a) The existence of the Plan and the options granted hereunder shall not affect in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

         (b) The shares with respect to which options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased; likewise, the number of shares to be granted pursuant to the schedule set forth in Exhibit A shall be appropriately adjusted. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan shall be appropriately adjusted by the Board of Directors of the Company, whose determination shall be conclusive.

         (c) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an option theretofore granted the Optionee shall be entitled to purchase under such option, in lieu of the number of shares of Common Stock as to which such option shall then be exercisable, the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Optionee had been the holder of record of the number of shares of Common Stock as to which such option is then exercisable. If the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated, then unless a surviving corporation assumes or substitutes new options for Options then outstanding hereunder (i) the time at



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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 5
which such Options may be exercised shall be accelerated and such Options shall become exercisable in full on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation, and (ii) upon such effective date Options shall expire.

         (d) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to options theretofore granted or to be granted or the purchase price per share.

         13. PURCHASE FOR INVESTMENT AND LEGALITY. The Optionee, by acceptance of any option granted under this Plan, shall represent and warrant to the Company that the purchase or receipt of shares of Common Stock upon the exercise thereof shall be for investment and not with a view to distribution, provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933 or is, without such representation and warranty, exempt from registration under such Act. The Company shall file a Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, covering the shares to be offered pursuant to the Plan and will use its best efforts to maintain such registration at all times necessary to permit holders of options to exercise them.

         The obligation of the Company to issue shares upon the exercise of an option shall also be subject as conditions precedent to compliance with applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company's securities shall be listed.

         The Company may endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares issued or transferred to the Optionee upon the exercise of any option granted under this Plan.

         14. EFFECTIVE DATE OF PLAN. This Plan shall become effective upon its adoption by the Board of Directors of the Company; provided, however, if the Agreement is not ratified by SWAPA on or before August 20, 2002, this Plan shall be null and void.



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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 6

                                    Exhibit A

STOCK OPTION GRANTS

         On the date of ratification of Letter Agreement No. 26 to the Agreement, options will be granted to persons employed as Pilots by the Company (including Management Pilots) according to the following schedule. Pilots hired subsequent to August 19, 2002 will be granted options on their date of hire.


    MONTH OF      TOTAL     MONTH OF     TOTAL     MONTH OF     TOTAL     MONTH OF     TOTAL     MONTH OF     TOTAL
      HIRE        GRANT       HIRE       GRANT       HIRE       GRANT       HIRE       GRANT       HIRE       GRANT
---------------------------------------------------------------------------------------------------------------------

      Before       7,728

      Sep-93       7,728     May-96       7,548     Jan-99       7,328     Sep-01       4,452     May-04       3,052

      Oct-93       7,725     Jun-96       7,542     Feb-99       7,321     Oct-01       4,417     Jun-04       2,979

      Nov-93       7,722     Jul-96       7,536     Mar-99       7,314     Nov-01       4,382     Jul-04       2,906

      Dec-93       7,719     Aug-96       7,530     Apr-99       7,307     Dec-01       4,347     Aug-04       2,833

      Jan-94       7,716     Sep-96       7,524     May-99       7,300     Jan-02       4,312     Sep-04       2,760

      Feb-94       7,713     Oct-96       7,516     Jun-99       7,293     Feb-02       4,277     Oct-04       2,617

      Mar-94       7,710     Nov-96       7,508     Jul-99       7,286     Mar-02       4,242     Nov-04       2,474

      Apr-94       7,707     Dec-96       7,500     Aug-99       7,279     Apr-02       4,207     Dec-04       2,331

      May-94       7,704     Jan-97       7,492     Sep-99       7,272     May-02       4,172     Jan-05       2,188

      Jun-94       7,701     Feb-97       7,484     Oct-99       7,163     Jun-02       4,137     Feb-05       2,045

      Jul-94       7,698     Mar-97       7,476     Nov-99       7,054     Jul-02       4,102     Mar-05       1,902

      Aug-94       7,695     Apr-97       7,468     Dec-99       6,945     Aug-02       4,067     Apr-05       1,759

      Sep-94       7,692     May-97       7,460     Jan-00       6,836     Sep-02       4,032     May-05       1,616

      Oct-94       7,684     Jun-97       7,452     Feb-00       6,727     Oct-02       3,999     Jun-05       1,473

      Nov-94       7,676     Jul-97       7,444     Mar-00       6,618     Nov-02       3,966     Jul-05       1,330

      Dec-94       7,668     Aug-97       7,436     Apr-00       6,509     Dec-02       3,933     Aug-05       1,187

      Jan-95       7,660     Sep-97       7,428     May-00       6,400     Jan-03       3,900     Sep-05       1,044

      Feb-95       7,652     Oct-97       7,422     Jun-00       6,291     Feb-03       3,867     Oct-05         957

      Mar-95       7,644     Nov-97       7,416     Jul-00       6,182     Mar-03       3,834     Nov-05         870

      Apr-95       7,636     Dec-97       7,410     Aug-00       6,073     Apr-03       3,801     Dec-05         783

      May-95       7,628     Jan-98       7,404     Sep-00       5,964     May-03       3,768     Jan-06         696

      Jun-95       7,620     Feb-98       7,398     Oct-00       5,838     Jun-03       3,735     Feb-06         609

      Jul-95       7,612     Mar-98       7,392     Nov-00       5,712     Jul-03       3,702     Mar-06         522

      Aug-95       7,604     Apr-98       7,386     Dec-00       5,586     Aug-03       3,669     Apr-06         435

      Sep-95       7,596     May-98       7,380     Jan-01       5,460     Sep-03       3,636     May-06         348

      Oct-95       7,590     Jun-98       7,374     Feb-01       5,334     Oct-03       3,563     Jun-06         261

      Nov-95       7,584     Jul-98       7,368     Mar-01       5,208     Nov-03       3,490     Jul-06         174

      Dec-95       7,578     Aug-98       7,362     Apr-01       5,082     Dec-03       3,417     Aug-06          87

      Jan-96       7,572     Sep-98       7,356     May-01       4,956     Jan-04       3,344     Sep-06          --

      Feb-96       7,566     Oct-98       7,349     Jun-01       4,830     Feb-04       3,271

      Mar-96       7,560     Nov-98       7,342     Jul-01       4,704     Mar-04       3,198

      Apr-96       7,554     Dec-98       7,335     Aug-01       4,578     Apr-04       3,125




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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 1

Vesting Requirements

         Options will vest on the last day of the month of each month beginning September 2004 through August 2006 for Optionees who are on paid status on the first day of that month and none other. The number of options vesting each month will be determined in accordance with the following schedule:

                            Monthly Vesting Schedule



                                Twelve months beginning                 Twelve months beginning
 Step*                                 9/30/04                                 9/30/05
-------                         -----------------------                 -----------------------

  12                                     315                                     329
  11                                     312                                     325
  10                                     308                                     322
   9                                     305                                     318
   8                                     301                                     315
   7                                     298                                     311
   6                                     295                                     308
   5                                     189                                     198
   4                                     173                                     180
   3                                     156                                     163
   2                                     140                                     147
   1                                      83                                      87

* Years of Service as of date of monthly vesting

For example, in September 2004, a 12- year Captain would vest in 315 options on September 2004.

For further example, a Pilot hired on February 1, 2002 would be granted a total of 4,277 options. On September 30, 2004, that Pilot will be a third-year First Officer. He will vest in 156 options per month from September 30, 2004 through January 31, 2005. Beginning February 28, 2005, and on the last day of each month through August 31, 2005, that Pilot will vest in 173 options per month, increasing on September 30, 2005 to 180 options per month through January 31, 2006. In



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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 2

February 2006, the Pilot becomes a 5th-year First Officer. Accordingly, he will now vest in 198 options per month from February 28, 2006 through August 31, 2006. The example assumes the Pilot was on paid status on the first day of the month.

New Hire Vesting

         Pilots hired in or before August 2003 will vest in options starting in September 2004, since these Pilots will have successfully completed probation by that time. Pilots hired after August 2003 will receive an option on their date of hire, and will begin vesting on the first vesting date after successful completion of probation (one year after date of hire). The first month of vesting will include the number of shares as calculated in the above vesting schedule, plus all options eligible to be accumulated during probation. In subsequent months, options will vest according to the above vesting schedule.

         For example, a Pilot hired in October 2004 will be granted 2,617 options in October 2004. From October 2004 to August 2005, the Pilot will accumulate 83 options per month (the step 1 First Officer rate), totaling 913 options. In September 2005, the monthly amount increases to 87 options, so that by the Pilots' anniversary date in October 2005, he will have accumulated 1,000 options while on probation. In October 2005, the Pilot will be off probation and will vest in his 1,000 options earned during probation, plus the 147 options earned at the step 2 First Officer rate in the month of October 2005. The Pilot will then vest in 147 options per month from November 2005 through August 2006.

         For further example, a Pilot hired in July 2004 will be granted 2,906 options in July 2004. From September 30, 2004, through June 30, 2005, the Pilot will accumulate 83 options per month (the step 1 First Officer rate), totaling 830 options. On July 31, 2005, the Pilot will vest in 830 options accumulated during probation, plus 140 options for one month (July 2005) at step 2 First Officer rates, totaling 970. The Pilot will then vest in 140 options for the month of August on August 31, 2005. Beginning in September 2005, the Pilot will vest in 147 step 2 First Officer options through June 30, 2006. On July 1, 2006, the Pilot becomes a step 3 First Officer, and begins vesting in 163 options per month from July 2006 through August 31, 2006. The examples shown above assume the Pilots were on paid status on the first day of the month.

Retiring Pilots

         Pilots who retire due to the FAA's mandatory retirement rule will vest in the options attributable to the month they retire, assuming they are on paid status on the first day of the month. Pilots retiring early will not vest in their final month of employment unless they are an Employee on the last day of that month (the vesting date) and were on paid status on the first day of the month.





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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 3

Military Leave

         Notwithstanding the foregoing, Pilots on active duty military leave, upon returning to paid status, will, on the last day of the first month during which they were on paid status on the first day of the month, vest in all options for which they would have vested had they not been on military leave.




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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 4